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                                                                  EXHIBIT 23.1


                       CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Valley National Corporation:

We consent to incorporation by reference in the registration statement on Form S-8 of Valley National Corporation related to its 1999 Amended and Restated Stock Option Plan of our report dated January 20, 1999, relating to the balance sheets of Valle de Oro Bank, N.A. as of December 31, 1998 and 1997, and the related statements of earnings, changes in stockholders' equity and comprehensive income, and cash flows for each of the years in the two-year period ended December 31, 1998, which report appears in the December 31, 1998, annual report on Form 10-KSB of Valle de Oro Bank, N.A.

                                      KPMG LLP

San Diego, California
March 30, 1999